EXHIBIT 99.1

PRESS RELEASE

US$

ABWTQ (OTC)

AbitibiBowater Announces Filing for Administration

of Bridgewater Subsidiary

MONTREAL, CANADA, February 2, 2010 – AbitibiBowater announced today that its Bridgewater Paper Company Limited (“BPCL”) subsidiary has filed for administration in the United Kingdom. The BPCL Board of Directors made this decision only after all other options to keep these U.K. operations solvent were exhausted.

The AbitibiBowater creditor protection proceedings and the BPCL filing for administration are separate and distinct legal processes. The possible outcomes of AbitibiBowater’s creditor protection filings will not necessarily reflect on the future of BPCL in its administration filing, and vice versa. AbitibiBowater’s ongoing efforts to restructure and emerge from its creditor protection filings continue to progress in the normal course.

“We recognize the impact the filing has on our U.K. employees and business partners; however, these actions were necessary and represent the best course of action going forward,” stated David J. Paterson, AbitibiBowater President and Chief Executive Officer.

Throughout the BPCL administration filing, AbitibiBowater will help ensure European customers continue to receive quality products and service, free of business interruptions. “We remain committed to building on our many decades of sales into the international marketplace, and Europe is strategic to the Company’s current and future sales efforts,” added Paterson.

Joint Administrators from Ernst & Young LLP have been appointed as part of this filing and will manage the affairs, business and assets of BPCL. The Joint Administrators are exploring various options which will determine how the BPCL filing will unfold. All media questions related to the administration process should be directed to Vicky Conybeer at Ernst & Young at +44(0)20 7951 0868. For day-to-day business inquiries, parties should continue to communicate with their regular BPCL contacts.

AbitibiBowater is the parent company of Bridgewater Paper Company Limited through its corporate subsidiaries.

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 23 pulp and paper facilities and 28 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world’s largest recyclers of old newspapers and magazines, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater’s shares trade over-the-counter on the Pink Sheets and on the OTC Bulletin Board under the stock symbol ABWTQ.

Contacts

Investors Duane Owens Vice President, Finance 864 282-9488	Media and Others Jean-Philippe Côté Director, Public Affairs – Canada 514 394-2386 jean-philippe.cote@abitibibowater.com